Exhibit 23(b)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We consent to the incorporation by reference in the Registration Statement (Form S-8 No. ___) pertaining to the Outside Directors Restricted Share Unit Plan of State Auto Financial Corporation of our reports dated March 9, 2005, with respect to the consolidated financial statements and schedules of State Auto Financial Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2004, State Auto Financial Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of State Auto Financial Corporation, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Columbus, Ohio
August 4, 2005